FingerMotion Subsidiary & China Unicom Launch Device Protection Insurance Service

NEW YORK, NY, February 8, 2022 (ACCESSWIRE) -- FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile data and services company, is pleased to announce the rollout of China Unicom’s device protection insurance product created by FingerMotion’s subsidiary Shanghai TengLian JiuJiu Information Communication Technology Co., Ltd. (“TengLian”). The rollout is an expansion of the 2019 portal agreement between the parties and was awarded to TengLian through a bidding process.

The product, an opt-out device protection insurance, will offer coverage for broken mobile phone screens, warranty extension, and trade-ins etc. This will be part of a standard package and allow users to opt-out of the insurance should they decide not to continue with the subscription. This device protection insurance is a new innovative product that targets an existing market that initially launched mobile phone repairs for only exclusive customer groups.

China Unicom has a network of 400 million users and was looking to enhance its service offerings on its portal. With the marketplace rapidly evolving as China’s digital landscape converts to 5G, many users are planning to upgrade from their 4G devices. This new cooperation agreement between TengLian and China Unicom will result in additional value-added services and could enhance customer retention during their upgrade cycle.

TengLian’s rollout consists of 2 strategic approaches: the first strategy will be to focus on the value-added service of China Unicom’s official APP and PLUS members, which will cover the whole network of China Unicom; and the second strategy will be to provide a more personalized approach of customization to the member’s mobile phone plans. This rollout will initially focus on 4 major provinces in China, starting with Henan province with its 30 million users and expand in phases to Anhui, Zhejiang, and Shaanxi with their 7 million1, 20 million, and 6 million2 users, respectively. The Company anticipates onboarding 500,000 mobile phone protection users within the calendar year.

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“This latest cooperation agreement with China Unicom underscores our ability to develop next-generation solutions in advance of our customer requests,” said Martin Shen, CEO of FingerMotion, Inc. “Our relationships with the major telecoms continue to evolve in a positive manner. We won this open bidding process because our team has been ahead of the competition, envisioning what the customers’ needs before they even realize what they want. Conservatively we expect this contract to create 20 million users and spread over 10 provinces over the next 3 years. The core platform will continue to be enhanced with more product offerings as we have the ability to link end-user groups with our products. As China Unicom grows into the household appliances market, we will follow them with other products and possibly under our own brand.”

About TengLian

TengLian is a digital technology service company that provides long-term e-commerce portal service management to the mobile operators in China. The company is authorized to optimize the product and service offerings in the portals, which means they have the capability to effectively integrate products and services within the portal and referrals outside the portal. The company also has a customer support function, so that users are able to quickly and efficiently solve their issues.

About China Unicom

The goal of China Unicom has been to focus on providing quality 5G service which is why they have entrusted TengLian as their exclusive partner to outsource hardware sales and bundled packages. China Unicom plans to lead the “5G & Dual Gigabit” transformation and this first step will usher in a new service experience for the user and highlight the advantages of the China Unicom brand, which looks to expand beyond mobile phones to smart devices and appliances for both the home and workplace.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. It is one of only a few companies in China with access to wholesale rechargeable minutes from China’s largest mobile phone providers that can be resold to consumers. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

Company Contact:

FingerMotion, Inc.

For further information e-mail: info@fingermotion.com

Phone: 718-269-3366

Investor Relations Contact:

Skyline Corporate Communications Group, LLC
Scott Powell, President

One Rockefeller Plaza, 11th Floor
New York, NY 10020
Office: (646) 893-5835
Email: info@skylineccg.com

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